Exhibit 99.1

China Valves Technology, Inc. Completes the Acquisition of Able Delight (Changsha) Valve Co., Ltd.

KAIFENG, CHINA, February 8, 2010 – China Valves Technology, Inc. (Nasdaq: CVVT) ("China Valves" or the "Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that on Feb 3, 2010, the Company has completed the transaction to acquire 100% asset ownership in Able Delight (Changsha) Valve Co., Ltd., ("Able Delight"), a leading valve manufacturing enterprise that specializes in manufacturing valves for the water supply and power supply industries. Consideration for the acquisition is approximately $15 million in cash, which the Company will pay in full by the end of February. As result of this acquisition, Able Delight became a wholly-owned subsidiary of China Valves.

China Valves will consolidate Able Delight's operations into its financial results effective February 2010. For fiscal year 2010, the Company expects Able Delight to contribute approximately 140 million RMB ($20.5 million) in revenue and 34 million RMB ($5.0 million) in net income. Able Delight expects to deliver its current backlog of orders valued at approximately 90 million RMB ($13.2 million) by the end of 2010.

Able Delight, located in Changsha, Hunan Province, is a leading producer of butterfly valves, check valves and ball valves for hydropower plants, thermal power plants, nuclear power plants and water and sewage treatment applications. Able Delight has the capability to produce the largest butterfly valves in China with a maximum diameter of 5.5 meters. As a result of this acquisition, Able Delight will transfer all its active patents to China Valves.

"We are very pleased with the timely close of this acquisition and we welcome Able Delight to the China Valves family," said Mr. Siping Fang, Chairman and CEO of China Valves. "Able Delight's established customer relationships with water treatment facilities and thermal power plants in Hunan province and high-quality manufacturing practices make it a powerful addition to our existing operations. Able Delight's product portfolio consists mainly of high-end valves, and it is the only manufacturer in China with capacity to produce large butterfly valves with a maximum diameter of 5.5 meters, which help us move up the value curve."

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., and Able Delight (Changsha) Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the anticipated revenue and net income contribution of Able Delight, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

For more information, please contact:

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations
Phone: +1-650-281-8375 +86-13925279478
Email: raychen@cvalve.net
Web: http://www.cvalve.com

CCG Investor Relations
Linda Salo, Sr. Financial Writer
Phone: +1 646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com